Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-105866, No. 333 10815, No. 333-10817, No. 333-28269, No. 333-57653, and No. 332-89448 on Form S-8 of our report dated March 10, 2006, relating to the financial statements of RCC Minnesota, Inc. (“RCCM”) (which includes an explanatory paragraph related to the preparation of such financial statements that includes allocations to and from RCCM), appearing in this Annual Report on Form 10-K of Rural Cellular Corporation for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 15, 2006